PRESS RELEASE                                                                UPC

                 UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES

                  APPEAL BY EUR 1.00 CREDITOR IN DUTCH AKKOORD

Amsterdam, The Netherlands - March 25, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC) today gives notice that InterComm Holdings L.L.C. ("ICH"), a creditor in the Dutch moratorium proceeding with a EUR 1.00 claim and one vote, has appealed the Dutch Court's ratification of the Akkoord. The Dutch Court of Appeals has scheduled an expedited hearing for the appeal on April 1, 2003 and is expected to rule on the appeal shortly thereafter. UPC believes the appeal is without merit. The U.S. Court has already overruled an objection brought by ICH in the parallel US Chapter 11 process.

UPC does not expect that this appeal will affect the successful completion of UPC's restructuring which is in its final stages. UPC's restructuring has had overwhelming creditor support and has been ratified by the Dutch District Court and confirmed in the U.S. Court. The appeal will however delay completion of the restructuring into the second quarter, 2003. UPC is currently negotiating and expects to receive an extension to the waiver on its senior bank facility with the Coordinating Committee of senior bank lenders. The Company will provide more information on the expected timing of completion of the restructuring as soon as it is available.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information please contact:

UPC Investor Relations                  UPC Corporate Communications
+ 44 (0) 207 647 8233                   + 31 (0) 20 778 9447
Email:  ir@upccorp.com                  Email:  corpcomms@upccorp.com
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Lazard                                  Citigate First Financial
Daniel Bordessa                         Martha van Dijk
+ 44 (0) 20 7588 2721                   + 31 (0) 20 575 4010
                                        Citigate Dewe Rogerson
                                        Toby Moore
                                        + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC

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